Exhibit 10.3

November 5, 2021

Dr. Audrey Kunin

4346 NW Belgium Blvd.,

Kansas City, MO 64150

Re:	Side Letter Providing for Dr. Audrey Kunin’s Appointment to the NovaBay Pharmaceuticals, Inc. Board of Directors (“Side Letter”)

Ladies and Gentlemen:

Reference is made to that certain Membership Unit Purchase Agreement, dated as of September 27, 2021 (the “Agreement”), by and among NovaBay Pharmaceuticals, Inc. (“NovaBay”), DERMAdoctor, LLC, Jeff Kunin and Audrey Kunin (the “Founders”), Papillon Partners, Inc. (“Papillon”) and Midwest Growth Partners, L.L.L.P. (“MGP” and together with Papillon, the “Sellers”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement and the rules of interpretation set forth in the Agreement shall also apply hereto.

This Side Letter is being entered into as part of the Contemplated Transactions and in connection with the Closing to provide for the appointment of Dr. Audrey Kunin (“Dr. Kunin”) to the NovaBay Board of Directors (the “Board”) as a Class I Director as soon as reasonably practicable following Closing and in no event later than NovaBay’s 2022 annual stockholder meeting, provided that such appointment shall be subject to (i) Dr. Kunin providing the documentation and information as set forth herein, (ii) the satisfaction by Dr. Kunin of the existing NovaBay director qualifications as outlined in this Side Letter and (iii) compliance with applicable Law. In connection with the appointment of Dr. Kunin to the Board, NovaBay agrees to take all necessary action to increase the size of the Board by one director to create a vacancy on the Board to which Dr. Kunin may be appointed as a Class I Director to fill the vacancy thereby created, unless, at the time of such appointment there is a director vacancy that already exists on the Board, then NovaBay in its sole discretion may decide to instead appoint Dr. Kunin as a director to fill any such existing vacancy.

The appointment of Dr. Kunin will be subject to the completion by Dr. Kunin of customary director onboarding documentation, including completion of a background check, and the further evaluation of the Nominating and Corporate Governance Committee of the Board acting in good faith. As a condition to Dr. Kunin’s appointment to the Board (i) Dr. Kunin must in all material respects provide to NovaBay (A) all information reasonably requested by NovaBay that is required to be or customarily disclosed for directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable Law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of NovaBay or NovaBay’s operations in the ordinary course of its business (which shall include, but not be limited to, the completion of the information requested in NovaBay’s D&O Questionnaire) and (B) information reasonably requested by NovaBay in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of NovaBay or NovaBay’s operations in the ordinary course of business, with respect to Dr. Kunin; (ii) Dr. Kunin must be qualified to serve as a director of NovaBay under the General Corporation Law of the State of Delaware and stock exchange rules or listing standards to the same extent as all other directors of NovaBay; (iii) Dr. Kunin must satisfy the requirements set forth in NovaBay’s Corporate Governance Guidelines, Code of Conduct & Ethics and Insider Trading Policy, in each case as currently in effect with such changes thereto (or such successor policies) as are applicable to all other directors, as are adopted in good faith by the Board, and do not by their terms adversely impact Dr. Kunin relative to all other directors; and (iv) Dr. Kunin must at the time of nomination agree to serve on the Board. For the avoidance of doubt as a continuing employee of DERMAdoctor, Dr. Kunin shall not be required to qualify as an independent director under applicable stock exchange rules and federal securities Laws.

At all times while serving as a member of the Board (and as a condition to such service), Dr. Kunin acknowledges and agrees to comply with all policies, codes and guidelines applicable to each of the Board members, including keeping confidential all non-public information provided to or obtained by Dr. Kunin by reason of her position as a director of NovaBay. Dr. Kunin acknowledges that she is aware that applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. Dr. Kunin agrees that neither she nor any of her representatives will use or communicate any material non-public information regarding DERMAdoctor or NovaBay in violation of such Laws.

Upon execution by NovaBay and Dr. Kunin of this Side Letter, it shall constitute a separate binding agreement between the parties hereto with respect to the appointment of Dr. Kunin to the Board after the Closing. This Side Letter may be executed in two counterparts each of which shall be deemed an original and all of which shall be deemed one and the same. This Side Letter shall be effective only when fully executed by both parties, and delivered to NovaBay.

This Side Letter and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware. The agreements contained in this Side Letter (a) may not be modified or terminated orally and (b) may only be modified or amended in a writing signed by NovaBay and Dr. Kunin.

If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning an executed version of this Side Letter to the undersigned.

[Signatures Appear on Following Pages]

Very truly yours,

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Justin M. Hall
Name:	Justin M. Hall
Title:	Chief Executive Officer and General Counsel

[Signature Page to the Side Letter]

Agreed and accepted as of

the date first written above:

By:  /s/ Dr. Audrey Kunin
       Name: Dr. Audrey Kunin

[Signature Page to the Side Letter]